Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Honest Company, Inc. of our report dated March 15, 2021 except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is April 26, 2021, relating to the financial statements, which appears in the prospectus dated May 4, 2021 filed by The Honest Company, Inc. pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1, as amended (No. 333-255150).

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

May 6, 2021